UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

WILSON BANK HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 24, 2023

Dear Shareholder,

In spite of the macroeconomic challenges of the past year, Wilson Bank & Trust experienced steady growth in deposits and net income during 2022 as well as a record year for loan growth, which we believe puts us in a position to head into 2023 with a strong balance sheet. As we look forward to a year of growth opportunities in new markets, our focus remains on planning for the future needs of our customers, employees, shareholders and the communities in which we serve.

The enclosed 2022 annual report includes a financial update and just a few stories of the impact our customers are making in the communities we serve. The financial achievements of this year were the result of an overall growing market in Middle Tennessee, new product offerings, and an intentional approach to growing our loan portfolio by providing capital and funding for growth and expansion to the consumers and businesses in our markets

In addition to our annual report, a proxy statement and shareholder voting sheet for our annual meeting are enclosed. For your convenience, voting can be done in advance of the meeting by returning your completed voting sheet by mail or voting online. Instructions for casting your vote online are included with this letter. If you need assistance, please contact us at (615) 443-5900.

Our 2023 annual meeting will take place Tuesday, April 25, 2023 at 6 p.m. at the Clemons-Richerson Operations Center, located at 105 North Castle Heights Avenue, Lebanon, TN 37087. We are excited to have the opportunity to meet with you again this year. As always, we encourage you to vote your shares ahead of time.

Thank you for your continued support of Wilson Bank & Trust and its mission as an independent, community-focused institution.

Sincerely,

WILSON BANK HOLDING COMPANY

John McDearman, III	Elmer Richerson
President/CEO	Chairman

INSTRUCTIONS FOR VOTING YOUR PROXY ONLINE

1.

To vote your proxy online, please visit: https://stocks.wilsonbank.com/pxlogin and enter your Control Number that was located on the proxy voting sheet included in this Annual report package. It should consist of 12 digits and can be entered as shown on your form.

2.	Once logged in, your status on the right should show as ‘Not Voted’ if you have currently not cast a vote.
3.	Within the Voting Screen, select ‘Continue’ in order to review the proposals and cast your vote
4.

Within the proposals, the highlighted Vote is Management’s recommendation for your vote. If you do not select a voting option for any question, the portal will automatically vote the management recommendation.

5.	Once you have selected your voting pattern, please click “Next Page” at the bottom.
6.	At this point, the vote has not been cast and you can review the options that are presented. To cast your final vote, click the ‘Cast Vote’ button.

WILSON BANK HOLDING COMPANY

LEBANON, TENNESSEE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wilson Bank Holding Company:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Wilson Bank Holding Company (the “Company”) will be held on Tuesday, April 25, 2023 at 6:00. p.m. (CDT) at the Clemons-Richerson Operations Center of the Company, located at 105 North Castle Heights Avenue, Lebanon, TN 37087, for the following purposes:

(1)     To elect three (3) Class I directors to hold office for a term of three (3) years until their successors are duly elected and qualified;

(2)     To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

(3)     To hold a non-binding, advisory vote on the Company’s named executive officer compensation programs and practices; as disclosed in this proxy statement,

(4)     To hold a non-binding, advisory vote on the frequency (annually, every year or every three years) that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company's names executive officers, and

(5)     To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only shareholders of record at the close of business on February 22, 2023 are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

By Order of the Board of Directors,

Lisa T. Pominski, Secretary

March 24, 2023

YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT.  TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AND SUBMIT YOUR PROXY. YOU MAY VOTE BY EITHER (I) COMPLETING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD OR (II) IF YOU HAVE ACCESS TO THE COMPANY'S SHAREHOLDER PORTAL, BY VOTING VIA THE PORTAL.  SHOULD YOU SUBSEQUENTLY DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholder Meeting to be Held on April 25, 2023

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to these proxy statement materials (which includes this proxy statement, a proxy card and our 2022 Annual Report) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.

This proxy statement, the Company’s 2022 Annual Report and a proxy card are available at: www.wilsonbank.com.

The Annual Meeting of Shareholders will be held on April 25, 2023 at 6:00 p.m. (CDT) at the Company’s Clemons-Richerson Operations Center, 105 North Castle Heights Avenue, Lebanon, TN 37087. In order to obtain directions to attend the Annual Meeting of Shareholders, please call 615-444-2265.

The proposals to be voted upon at the Annual Meeting of Shareholders (each, a “Proposal”), all of which are more completely set forth in this proxy statement, are as follows:

(1)	To elect three (3) Class I directors to hold office for a term of three (3) years until their successors are duly elected and qualified;

(2)	To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

(3)	To hold a non-binding, advisory vote on the Company’s named executive officer compensation programs and practices; as disclosed in this proxy statement;

(4)	To hold a nonbinding, advisory vote on the frequency (annually, every year or every three years) that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Our Board of Directors recommends that you vote FOR the approval of Proposal #1, Proposal #2 and Proposal#3; and FOR the frequency of every three years for Proposal #4.

WILSON BANK HOLDING COMPANY LEBANON, TENNESSEE

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wilson Bank Holding Company (the “Company”) of proxies for the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, April 25, 2023, at the Clemons-Richerson Operations Center, 105 North Castle Heights Avenue, Lebanon, Tennessee 37087, at 6:00. p.m. (CDT).  This proxy material was first mailed to shareholders on or about March 24, 2023.

If you vote and submit and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you submit your executed proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:

●	“For” the election of the director nominees set out below;
●	“For” the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
●	“For” the approval of the Company’s named executive officers’ compensation as disclosed in this proxy statement; and
●	“For the frequency of every three years for the non-binding, advisory vote on the compensation of the Company’s named executive officers.

A proxy may be revoked by a shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy card bearing a later date, by attending the Annual Meeting and voting during the Annual Meeting or, if you have access to the Company's online shareholder portal, by submitting a new proxy via the shareholder portal (only your last proxy submitted prior to the Annual Meeting will count). If any nominee for election to the Board named in this Proxy Statement becomes unavailable to serve for any reason, submitted proxies may be voted "For" a substitute nominee selected by the Board or a vacancy will occur on the Board of Directors, which, pursuant to the Company's charter, may be filled only by the Board, or the Board may reduce the size of the Board to eliminate the vacancy.

Only holders of record of the Company’s common stock (the “Common Stock”) at the close of business on February 22, 2023 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, the Company had 11,307,178 shares of Common Stock issued and outstanding, the holders of which are entitled to one (1) vote for each share held on each of the matters to be voted upon at the Annual Meeting.  The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the Annual Meeting.  The director nominees shall be elected by a plurality of the votes cast in the election by the holders of Common Stock represented and entitled to vote at the Annual Meeting.  The approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 and the approval on a non-binding, advisory basis of the Company’s named executive officers’ compensation as disclosed in this proxy statement and any other matters submitted to the shareholders at the Annual Meeting (other than Proposal #4) but not proposed in this Proxy Statement will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. The frequency receiving the most votes on Proposal #4 will be the Company’s shareholders’ recommendation on the non-binding advisory vote on the frequency with which future votes on the compensation of the Company’s named executive officers will be held. The Board of Directors of the Company does not know of any other matters which will be presented for action at the Annual Meeting other than those proposed in this Proxy Statement, but the persons named in the proxy (who are officers or directors of the Company) intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment. You are requested to vote and submit your proxy promptly, even if you plan to attend the Annual Meeting in person. You may vote by completing, dating, signing and returning the enclosed proxy card or, if you have access to the Company's shareholder portal, by voting on the Internet via the portal.

Abstentions and “non-votes” are accounted as “present” in determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one (1) proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.  Pursuant to the rules of the New York Stock Exchange (the “NYSE”), if you hold your shares in “street name” through a broker or other nominee and your broker does not receive voting instructions from you, your broker will not be able to vote your shares in the election of directors or on the non-binding, advisory vote on the Company’s named executive officers’ compensation as disclosed in this proxy statement or on the non-binding advisory vote on the frequency with which future non-binding, advisory votes on the Company’s named executive officers’ compensation will be held, resulting in a broker non-vote on these proposals. So long as a quorum is present, a “non-vote” or abstention will have no effect on the approval of the nominees to the Company’s board of directors, the approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm, the approval on a non-binding, advisory basis of the Company’s named executive officers’ compensation as disclosed in this proxy statement, the vote on the frequency with which future votes on the Company’s named executive officers’ compensation will be held, or an approval of any other proposal that properly comes before the Annual Meeting. Approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm is a routine matter on which brokers may vote without specific instructions from shareholders.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling, and mailing this Proxy Statement.  Such solicitation will be made by mail, and may also be made by the Company’s directors, officers or employees personally or by telephone or other form of electronic communication, in each case without additional consideration.  The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

Wilson Bank and Trust (the “Bank”) is located in Lebanon, Tennessee and is a wholly-owned subsidiary of the Company.  The Bank is the only direct subsidiary of the Company. The Bank owns 51% of the outstanding equity interests in Encompass Home Loan Lending, LLC (“Encompass”), a mortgage loan originating joint venture the Bank has entered into with two residential name building companies.

STOCK OWNERSHIP

There are no persons who are the beneficial owners of more than 5% of the Common Stock, the Company's only class of voting securities.

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 22, 2023 (unless otherwise noted), for:

•	each of our directors and nominees;

•	each of our executive officers named in the Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”); and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table below are based on 11,571,627 shares of Common Stock outstanding as of the Record Date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities.  Unless otherwise indicated, each person named in the table below has sole voting and investment power, or shares voting and investment power with his or her spouse, children or other dependents, with respect to all shares of stock listed as owned by that person.  The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.  Shares issuable upon exercise of options that are exercisable within sixty (60) days of the Record Date are considered outstanding for the purpose of calculating the percentage of outstanding shares of Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (%)
Directors:

Jack W. Bell	192,478(4)	1.66%
Randall Clemons	170,421(5)	1.47%
James F. Comer	28,072(6)	.24%
William P. Jordan	44,908(7)	.39%
John C. McDearman(3)	17,476(8)	.15%
Michael G. Maynard	15,418(9)	.13%
James Anthony Patton	76,219(10)	.66%
H. Elmer Richerson	80,213(11)	.69%
Clinton M. Swain	7,468.06%
Deborah Varallo	105.001%

Named Executive Officers:
John Foster	10,816(12)	.09%
Lisa Pominski	20,274 (13)	.18%
Clark Oakley	5,514(14)	.05%
Gary Whitaker	46,907 (15)	.41%

Executive Officers and Directors as a group (15 persons)	720,513(16)	6.23%

__________________

(1)	The address for each of the directors and executive officers set forth in the table above is 623 West Main Street, Lebanon, Tennessee 37087.
(2)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.
(3)	Mr. McDearman is also a Named Executive Officer.
(4)	Includes 16,818 shares held jointly with or on behalf of Mr. Bell’s children, 58,501 shares held by the Jack and Rick Bell Family Trust for which Mr. Bell serves as trustee, 37,742 shares that are pledged, and 7,138 shares issuable upon exercise of options granted under the Company's Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”).
(5)	Includes 4,964 shares held by Mr. Clemons’ wife, 75,130 shares held by the Clemons Community Property Trust for which Mr. Clemons serves as trustee, 57,208 held by the Clemons Family Limited Partnership of which Mr. Clemons is a partner, and 15,042 shares held jointly with or on behalf of Mr. Clemons' children and/or other dependents and 500 shares issuable upon exercise of options granted under the 2016 Plan.
(6)	Includes 9,583 shares held jointly with or on behalf of Mr. Comer’s children and/or other dependents, 9,198 shares that are pledged and 1,000 shares issuable upon exercise of options granted under the 2016 Plan.
(7)	Includes 12,683 shares held by the Jordan Family Trust and 32,225 shares held by the WM Jordan Community Property Trust, for which trusts Mr. Jordan serves as trustee.
(8)	Includes 1,153 shares held by or on behalf of Mr. McDearman’s children and/or dependents and 2,500 shares issuable upon exercise of options granted under the 2016 Plan.
(9)	Includes 4,000 shares issuable upon exercise of options granted under the 2016 Plan.
(10)	Includes 307 shares held by Mr. Patton’s wife, 3,000 shares that are pledged and 12,000 shares issuable upon exercise of options granted under the 2016 Plan.
(11)	Includes 1,288 shares held by Mr. Richerson’s wife, 69,486 shares held by the Richerson Community Property Trust for which Mr. Richerson serves as trustee, 1,953 held jointly with or on behalf of Mr. Richerson’s grandchildren and 14,842 shares that are pledged.
(12)	Includes 1,137 shares held jointly with or on behalf of Mr. Foster’s children, 1,700 shares issuable upon exercise of options granted under the 2016 Plan, and 1,997 shares that are pledged.
(13)	Includes 4,733 shares held by Ms. Pominski’s husband, 1,050 shares held jointly with or on behalf of Ms. Pominski’s children and/or other dependents.
(14)	Includes 349 shares held by or on behalf of Mr. Oakley’s children and/or dependents, 1,053 shares that are pledged, and 2,501 shares issuable upon exercise of options granted under the 2016 Plan.
(15)	Includes 8,045 shares held by Mr. Whitaker’s wife and 7,173 shares held jointly with or on behalf of Mr. Whitaker’s children and/or dependents, 5,794 shares that are pledged, and 5,000 shares issuable upon exercise of options granted under the 2016 Plan.
(16)	Includes 34,305 shares that are issuable upon exercise of options granted under the 2016 Plan.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of ten (10) members.  The Company’s bylaws provide for a minimum of five (5) and maximum of fifteen (15) directors, the exact number to be set by the Company’s Board of Directors. The Company’s charter provides that the Board of Directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. The terms of the three (3) Class I directors expire at the Annual Meeting.  These directors are J. Randall Clemons, William P. Jordan, and James Anthony Patton. The nomination of J. Randall Clemons, William P. Jordan, and James Anthony Patton has been approved by the Company’s Board of Directors.

Unless contrary instructions are received, the enclosed proxy, to the extent returned executed and unspecified, will be voted in favor of the election as directors of the nominees listed below.  Each nominee has consented to be a candidate and to serve, if elected. Messrs. Clemons, Jordan, and Patton are currently serving as a directors of the Company. While the Company’s Board of Directors has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such event should occur, proxies will be voted with discretionary authority for a substitute or substitutes who will be designated by the Company’s current Board of Directors or either a vacancy will occur, which, pursuant to the Company's charter, may only be filled by the Board, or the Board will vote to reduce the size of the Board to eliminate the vacancy.

Information Concerning Nominees and Continuing Directors

Class I Directors (Nominees for Election to the Board: Term to Expire at the 2026 Annual Meeting of Shareholders if Elected)
Name(1)	Age	Director Since	Current Position; Prior Business Experience
J. Randall Clemons	70	1987	Director; President and Chief Executive Officer of the Company until his retirement (1992-2019); Chief Executive Officer of the Bank until his retirement (1987-2019); Chairman of the Bank’s Board of Directors (1987-2019)
William P. Jordan	59	2014	Director; Chairman of the Company’s Board of Directors (May 2021-May 2022); Real Estate investor and farming operation partner
James Anthony Patton	62	1987	Director; Owner-C & T Farms, a registered cattle company (since 2009); Salesman – Mid Tenn Technologies, an industrial chemical company (2003-2019); Salesman and Director of Business Development - Remar Inc., a supply chain management business (2011-2019)

Class II Directors (Continuing Directors until the 2024 Annual Meeting of Shareholders)
Name(1)	Age	Director Since	Current Position; Prior Business Experience
Jack W. Bell (3)	64	1987	Director; Owner – Jack W. Bell Builders, Inc., a residential and commercial construction company (since 1994); Vice President of Operations – Lebanon Aluminum Products, Inc. (until 1995)
H. Elmer Richerson	70	1998	Director; Chairman of the Company’s Board of Directors (since May 2022); Executive Vice President of the Company until his retirement (1992-2017); President of the Bank until his retirement (2002-2017); Executive Vice President of the Bank (1994-2002); Vice President of the Bank (1989-1994)
John C. McDearman III	53	2018	Director; Chairman of the Bank’s Board of Directors (since January 1, 2020); President and Chief Executive Officer of the Company (since January 1, 2020); Chief Executive Officer of the Bank (since January 1, 2020); President of the Bank (2018-2019); Executive Vice President of the Bank (2009-2017); Senior Vice President of the Bank (2002-2009); Vice President of the Bank (2001-2002)
Deborah Varallo	70	2020	Director; Owner – Varallo Public Relations, a public relations and marketing firm (since 1991)

Class III Directors (Continuing Directors until the 2025 Annual Meeting of Shareholders)

Name(1)	Age	Director Since	Current Position; Prior Business Experience
James F. Comer(2)	64	1996	Director; Owner/President – Comerica Enterprises, Inc., a real estate investment company (since 2006); Vice President – Lending and Account Executive of Farm Credit Services of America (1980-1995)
Michael G. Maynard	63	2019	Director; Previous Owner and Chief Manager - FourStar Paving, an asphalt and paving contractor (2003-February 2023)
Clinton M. Swain	43	2019	Director: Co-owner of Fakes & Hooker Inc., a building and materials retail company (since 2008)

________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

(1)	All directors serve on the Boards of Directors of the Company and the Bank.
(2)	Mr. Comer serves on the Advisory Board of the Smith County branches of the Bank
(3)	Mr. Bell serves on the Advisory Board of the Dekalb County branches of the Bank.
(4)	Mr. Jordan serves on the Advisory Board of the Rutherford County branches of the Bank.

Director Qualifications

The information describing the current position and prior business experience of each of the nominees and continuing directors above and below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five (5) years for any company whose shares are registered with the SEC and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director for the Company.

Mr. Bell has extensive real estate construction and development experience as the owner of a building enterprise that engages in residential and commercial construction in the Company’s market areas.

Mr. Jordan has extensive experience in the real estate industry as a real estate investor in Middle Tennessee.  He is also involved in a number of community and public service activities in the Company’s market areas.

Mr. Richerson has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities.  His extensive knowledge of the Bank’s history allows him to provide the Board of Directors with company-specific experience and expertise.

Mr. Comer has extensive agricultural expertise having been involved in agricultural-related professions for over 20 years.  He also has extensive experience in making loans and other extensions of credit to agricultural borrowers in the Company’s market areas.

Mr. Clemons has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities.  His extensive knowledge of the Bank’s history allows him to provide the Board of Directors with company-specific experience and expertise.

Mr. Patton’s previous experience in sales and contract negotiation in the medical industry gives him knowledge of board functions and financials that allows him to offer insight to the Board of Directors on a wide range of matters impacting the Company’s operations.

              Mr. McDearman has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities.  He is able to provide insight to the Board of Directors on the factors that impact the Company and the communities the Company serves and his day-to-day management of the Bank allows him to provide the Board of Directors with company-specific experience and expertise.

Mr. Swain has extensive experience as a salesman and business owner.  His years of experience in the building industry including management, human resources, sales, marketing and advertising allows him to provide the Board of Directors with knowledge in these areas.

Mr. Maynard has extensive business experience in the transportation and paving industry. His experience and knowledge of businesses in the Company’s market area allows him to offer business insight to the Board of Directors on a wide range of matters impacting the Company’s operations.

Ms. Varallo has extensive experience in marketing and public relations and is a community leader that is actively involved in a number of community activities.  Her extensive knowledge of marketing, social media and public relations allows her to provide insight to the Board of Directors on the potential impact of external communication to customers and shareholders, provide insight on new products and services the bank is considering, and communicate observations of other marketing-related trends she encounters in the Company’s market areas.

Director Independence

The Board of Directors has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the NYSE:

J. Randall Clemons:          James F. Comer;

William P. Jordan;             Michael G. Maynard;

James Anthony Patton;      H. Elmer Richerson;

Clinton M. Swain; and       Deborah Varallo

Description of the Board and Committees of the Board

The Company does not have an executive committee or nominating committee.  The Board of Directors of the Company also serves as the Board of Directors of the Bank.  The Company does not have an executive compensation committee. Rather the Board of Directors of the Company and the Board of Directors of the Bank, based upon recommendations by the Personnel Committee of the Board of Directors of the Bank, establish general compensation policies and programs for the Company and the Bank and determine annually the compensation to be paid to Company and Bank employees, including their respective executive officers.  Likewise, the Board of Directors does not believe it is necessary to have a nominating committee because the Boards of Directors of the Company and the Bank work together to develop general criteria concerning the qualifications, recommendations and selection of directors and officers of the Company and the Bank, including considering recommendations made for such positions by shareholders of the Company. All of the Company’s directors participate in the consideration of director nominees. Messrs. McDearman and Bell would not be considered “independent” within the meaning of the NYSE listing standards for executive compensation and nominating committees, the latter of which is due to the amounts paid to his construction company by the Company for certain bank building projects. See “Certain Relationships and Related Transactions” elsewhere in this proxy statement for more information on the payments to Mr. Bell’s construction company.

Each potential director nominee is evaluated on the same basis regardless of whether he or she is recommended by management, a director or a shareholder. The Board of Directors has not adopted a policy with respect to minimum qualifications for directors, nor has the Board of Directors adopted a formal diversity policy for nominees. Rather, the Board of Directors annually reviews and determines the specific qualifications and skills that one or more directors must possess in the context of the then current needs of the Board of Directors with respect to experience, expertise and age. In making recommendations for nominees to the Board of Directors, the Board of Directors seeks to include directors who, when taken together with the other nominees and continuing directors, will create a Board of Directors that offers a diversity of education, professional experience, background, age, perspective, viewpoints and skill. Each of the nominees for director to be elected at the Annual Meeting was nominated and recommended by the Board of Directors.

The Company has not received director nominee recommendations from any shareholders for the terms of any directors whose terms would commence following the Annual Meeting and expire in 2026. The Board of Directors will consider nominees recommended by shareholders in the same fashion as nominees recommended by directors or management, provided that such recommendations are submitted to the Board of Directors in writing, describe the reasons why the shareholder finds the recommended person to be a qualified candidate and comply with the requirements of the Company’s bylaws.

The Board of Directors of the Company has no standing committees other than the Audit Committee.  The Board of Directors of the Bank has eight standing committees consisting of Audit, Executive, Personnel, Finance, Marketing, Building, Investment, and Technology Steering Committee. The Chairman of the Board of Directors of the Company, Mr. H. Elmer Richerson is a member of all committees.  The Chairman of the Board of Directors of the Bank, Mr. McDearman, is also a member of all of the committees with the exception that Mr. McDearman is not a member of the Personnel Committee or the Audit Committee. The members of each committee are generally appointed in May of each year and serve until the following May.  Therefore, the committee members identified below may not have been on each identified committee for the entire 2022 fiscal year.  Unless otherwise provided below, the members identified below are the current members of the applicable committees.

Audit Committee.  The Company has a separately-designated standing audit committee, composed of Messrs. Swain, Patton, Comer, and Maynard, with Mr. Swain serving as the committee’s chairman.  The Audit Committee reviews annual and interim reports of the independent auditors and provides advice and assistance regarding the accounting, auditing and financial reporting practices of the Company and the Bank.  The Audit Committee operates pursuant to the terms of a charter which was adopted by the Board of Directors in December 2004 and amended and restated in February 2020 (the “Audit Committee Charter”). A copy of the Audit Committee Charter is available on the Company’s website.  All of the Audit Committee’s members are independent under the current listing standards of the NYSE. The Board of Directors has determined that Elmer Richerson is an “audit committee financial expert” and “independent” as those terms are defined by the SEC’s rules and regulations.  The Audit Committee held four (4) meetings during 2022.

Executive Committee.  The Executive Committee is composed of Messrs. Jordan, Bell, Comer, and Patton, with Mr. Jordan serving as the committee’s chairman.  The Executive Committee reviews corporate activities of the Company and the Bank, makes recommendations to the Board of Directors of the Company and the Bank on their respective policy matters and makes executive decisions on matters that do not require a meeting of the full Board of Directors.  The Executive Committee held twelve (12) meetings during 2022.

Personnel Committee.  The Personnel Committee is composed of Messrs. Patton, Jordan and Maynard, with Mr. Patton serving as the committee’s chairman.  The Personnel Committee considers and recommends to the Board of Directors of the Bank for its approval the compensation of the Bank’s personnel, including the Named Executive Officers.  This committee, all of the members of which are independent under the listing standards of the NYSE, held five (5) meetings during 2022. This Committee does not have a written charter.  Mr. McDearman abstains from voting on his own compensation when approved by the Board of Directors.

The agenda for meetings of the Personnel Committee is determined by its Chairman with the assistance of the Bank’s HR Director and the Company’s Chief Executive Officer. Personnel Committee meetings are regularly attended by the Chairman of the Board, the Chief Executive Officer, the President, the Bank’s Human Resources Director, and the Bank’s Chief Operations Officer. When considering the compensation of the Chief Executive Officer and President, the Personnel Committee meets in executive session without the Chief Executive Officer's or President's participation. The Personnel Committee’s chairman reports the committee’s recommendations on executive compensation to the Board of Directors of the Bank and the Company. The Bank’s human resources and accounting departments support the Personnel

Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

Finance Committee.  The Finance Committee functions as the credit review board of the Bank.  This committee reviews loan applications meeting certain criteria and approves those found creditworthy.  In addition, this committee reviews all loans that are funded.  The committee is comprised of Messrs. Comer, Bell, Patton, Clemons, Maynard, Swain, and Jordan and Ms. Varallo, with Mr. Comer serving as the committee’s chairman. The Finance Committee held twelve (12) meetings during 2022.

Marketing Committee.  The Marketing Committee is composed of Ms. Varallo and Messrs. Swain and Clemons, with Ms. Varallo serving as the committee’s chair.  The Marketing Committee recommends the direction of the marketing efforts of the Company and the Bank.  This committee held four (4) meetings during 2022.

Building Committee.  The Building Committee is composed of Messrs. Maynard, Comer, Patton and Swain, with Mr. Maynard serving as the committee’s chairman.  This committee makes recommendations to the Company’s and the Bank’s Boards of Directors on the immediate and future building needs of the Company and the Bank.  This committee held six (6) meetings during 2022.

Investment Committee.  The Investment Committee is composed of Messrs. Clemons, Bell and Jordan and Ms. Varallo, with Mr. Clemons serving as the committee’s chairman.  The Investment Committee reviews and directs the investment portfolio of the Bank.  This committee held four (4) meetings during 2022.

Technology Steering Committee.  The Technology Steering Committee is composed of Messrs. Bell, Maynard and Clemons, and Ms. Varallo, with Mr. Bell serving as the committee’s chairman. The Technology Steering Committee reviews technology projects, critical vendors, and future hardware and software needs of the Company and the Bank. Information security, technology audit, and cybersecurity initiatives are presented, discussed and approved as needed by the Technology Steering Committee. The Technology Steering Committee makes recommendations regarding these areas to the respective Boards of Directors.  This committee held four (4) meetings during 2022.

During the fiscal year ended December 31, 2022, the Board of Directors of the Company held sixteen (16) meetings and the Board of Directors of the Bank met  twelve (12) times.  The Board also periodically meets in executive session outside of the presence of management during the course of the year.  During 2022, each director attended at least 99% of the aggregate number of meetings of both the Bank’s and the Company’s Boards of Directors and the committees on which such director served.  The Company encourages each member of the Board of Directors to attend the Annual Meeting of Shareholders, and all of the Company’s directors attended the 2022 Annual Meeting of Shareholders.

The Company’s Board of Directors has established procedures for the Company’s shareholders to communicate with members of the Board of Directors.  Shareholders may communicate with any of the members of the Company’s or the Bank’s Board of Directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

Board Leadership Structure. The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles.  Mr. McDearman currently serves as the Company’s Chief Executive Officer, holding such position since January 1, 2020, and Mr. Richerson currently serves as the Chairman of the Board, a position he has held since May 2022.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board.

Board’s Role in Risk Oversight. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors and the independent registered public accountants the Company’s policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, cyber security, credit operations and regulatory compliance. The Audit Committee also assists the Board of Directors in fulfilling itsduties and oversight responsibilities relating to the Company’s or the Bank’s compliance and ethics programs, including compliance with legal and regulatory requirements. The Personnel Committee focuses on ensuring that compensation programs do not encourage excessive and unnecessary risk-taking. The Finance Committee monitors lending activities to ensure that credit risk does not exceed the Bank’s risk appetite, while the Technology Steering Committee works with management to oversee cybersecurity risk.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s executive officers and directors and persons, if any, who beneficially own more than ten percent (10%) of the Common Stock to file reports of ownership and changes in ownership with the SEC, and such persons are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms and written representations from certain reporting persons furnished to the Company, the Company believes that none of its officers, directors and greater than ten percent (10%) beneficial owners, if any, were delinquent under the applicable Section 16(a) filing requirements in the 2022 fiscal year, except for one (1) late filing by each of Mr. Jordan, Mr. Richerson and Mr. Comer.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Maggart & Associates, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Maggart & Associates, P.C. has served in this capacity for the Company since 1987. A representative of Maggart & Associates, P.C. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

During the fiscal years ended December 31, 2022 and December 31, 2021, the Company incurred the following fees for services provided by Maggart & Associates, P.C.:

	2022	2021

Audit Fees:(a)	$366,001	$337,152
Audit-Related Fees:(b)	$14,460	$14,718
Tax Fees:(c)	$8,000	$1,900

Other Fees:	$—	$—

_____________________________

(a)	Includes fees related to the annual independent audit of the Company’s financial statements, reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q and fees related to the audit of the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002.
(b)	Includes fees related to the audit of the Company’s 401(k) plan, the Bank’s U.S. Department of Housing and Urban Development audit, asset liability review, and the audit of the Bank’s investment center.
(c)	Includes fees related to the preparation of the Company’s tax returns and other tax-related assistance.

The Audit Committee considered these fees and concluded that the performance of these non-audit services was consistent with Maggart & Associates, P.C.’s independence.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company.  The policy requires that all services Maggart & Associates, P.C., the Company’s independent auditor, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee.  The Audit Committee pre-approved all audit and non-audit services provided by Maggart & Associates, P.C. during fiscal 2022.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MAGGART & ASSOCIATES, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

PROPOSAL 3 - APPROVAL OF A NON-BINDING ADVISORY VOTE ON

EXECUTIVE COMPENSATION

At our 2020 Annual Meeting of Shareholders, we held our triennial shareholder advisory vote on the compensation of our Named Executive Officers in accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the implementing regulations proposed by the SEC thereunder. The Company again, at the Annual Meeting, seeks your non-binding, advisory vote and asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis (“CD&A”) section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or the Company or the Personnel Committee of the Bank’s Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation for our Named Executive Officers. We urge you to read the CD&A and other sections of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2022 compensation of our Named Executive Officers.

In the proxy statement for the 2020 annual meeting of shareholders, a similar advisory vote was requested by the Company. The results for that vote were as follows:

	2020 Vote Cast	Percentage
For	5,807,548	98.3%
Against	99,893	1.70%
Abstain	140,012	-%

This “Say-on-Pay” proposal gives you as a shareholder the opportunity on a non-binding, advisory basis, to endorse or not endorse the compensation paid to the Company’s named executive officers through the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal. On this matter, broker non-votes and abstentions will have no effect on the outcome of this proposal so long as a quorum is present at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE RESOLUTION.

PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON

EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Act and the implementing regulations proposed by the SEC thereunder require that at the first annual meeting of shareholders held on or after January 21, 2011 and not less frequently than once every six years thereafter the Company must hold an advisory vote on how frequently (annually, every other year or every three years) the Company will hold future advisory votes on the Company’s executive compensation programs and practices. At the Company’s 2017 Annual Meeting of Shareholders held on April 11, 2017, the Company’s shareholders voted for a frequency of every three years for future advisory votes on executive compensation. Based in part on such vote, the Board of Directors approved the holding of advisory votes on the Company’s compensation programs and practices every three years. Since it has been six years since the last advisory vote on the frequency of future advisory votes on executive compensation, the Board of Directors again submits this advisory proposal to the Company’s shareholders in accordance with Section 951 of the Dodd-Frank Act. While this shareholder vote on executive compensation is an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors welcomes the views of shareholders on executive compensation matters. The Board of Directors, however, does not believe that it is necessary to have the non-binding vote on executive compensation occur every year for the following reasons:

●

As described in the CD&A, the Company’s compensation programs are straightforward and do not tend to materially change from year to year. As such, the Company believes that an annual shareholder vote on executive compensation runs the risk of becoming a referendum in hindsight with respect to the amount of executive compensation paid in a particular year and is not likely to provide the Company or the Board of Directors with meaningful guidance as to whether the Company’s executive compensation programs and policies are generally appropriate and effective. The Company believes that determining whether executive compensation has been properly calibrated to Company performance is best viewed over a multi-year period rather than any single year, given that a single year can be impacted by various factors (difficulty in forecasting, changes in macro-economic environment, etc.), especially in times of highly volatile economic conditions.

●

Along the same lines, in the event that the Company was to receive an advisory vote disapproving of the Company’s compensation program for its Named Executive Officers, the Company and the Board of Directors would want to understand its shareholders’ views that led to such vote. The Company believes that it would take more than a year for the Company to understand and consider these concerns and any potential alternatives, to actually institute any warranted changes to the Company’s compensation programs, and for the Company and its shareholders to assess whether such changes were effective. The Company does not believe that it would be in the best interest of shareholders for the Company or the Board of Directors to respond to a negative advisory vote on executive compensation in a reactive or “knee-jerk” fashion.

As provided in the Dodd-Frank Act, this vote will not be binding on the Board of Directors and may not be construed as overruling a decision by the Board of Directors, creating or implying any change to the fiduciary duties of the Board of Directors or any additional fiduciary duty by the Board of Directors or restricting or limiting the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

In voting on the frequency of the non-binding, advisory say-on-pay resolution, shareholders may vote to have the vote occur every year, every other year or every three years or abstain from voting. The option which receives the most votes from shareholders will be deemed to be the option selected by shareholders. On this matter, abstentions and broker non-votes will have no effect on the outcome. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote for a frequency of THREE YEARS for future advisory votes regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SAHREHOLDERS VOTE TO HAVE THE NON-BINDING VOTE ON EXECUTIVE COMPENSATION OCCUR EVERY THREE YEARS.

PROPOSAL 5 - OTHER MATTERS

The Board of Directors is not aware of any other matters which may be brought before the Annual Meeting.  However, if any matter other than the proposed matters properly comes before the meeting for action, proxies will be voted for such matters in accordance with the best judgment of the persons named as proxies.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors of the Company. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the audited financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Accounting Oversight Board. In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with it, the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Company’s Board of Directors has approved, that the Company’s consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

 Clinton M. Swain, Chairman

               Michael G. Maynard

              James Anthony Patton

              James F. Comer

              H. Elmer Richerson

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Risk Assessment of Compensation Policies

The Board of Directors of the Company and the Bank have reviewed the Company’s and the Bank’s compensation policies as generally applicable to their employees and believes that the policies are consistent with sound compensation practices and do not encourage excessive and unnecessary risk taking, and that the level of risk that they do encourage is not reasonably likely to have a materially adverse effect on the Company or the Bank.

Compensation Discussion and Analysis

Compensation Policy and Philosophy.  Decisions with respect to compensation of the Company’s and the Bank’s executive officers, including the Chief Executive Officer and the other Named Executive Officers, as identified in the Summary Compensation Table, for fiscal year 2022 were made by the Board of Directors of the Company and the Bank based upon recommendations by the Personnel Committee.  The components of compensation of the Named Executive Officers consist of a base salary, an annual cash incentive opportunity, any amounts contributed (and earnings) under the executive officer’s frozen Executive Salary Continuation Agreement and thereafter under the SERP Agreements (as defined below) entered into in 2012, 2015, 2016, and 2020, and in certain cases thereafter amended, and matching and profit-sharing contributions under the Company’s 401(k) plan (as well as health and disability insurance and other non-cash benefits similar to those of all employees of the Bank or Company).  At times, these executive officers have also been awarded equity-based compensation in the form of time vested stock options or, as was the case in 2016, 2018, 2020 and 2021, cash-settled stock appreciation rights (“SARs”); however, the Personnel Committee and the Chief Executive Officer have historically focused on cash-based compensation using stock options and other equity-based awards primarily in connection with promotions or changes in duties, though the Personnel Committee has also begun the process of granting equity-based awards to the Named Executive Officers after previously granted awards fully vest. In 2019, Mr. Foster’s base salary and bonus opportunity was increased in anticipation of his assumption of the role of President of the Bank that would occur on January 1, 2020. In addition, Mr. Foster was awarded stock options in 2020 in recognition of his additional responsibilities as President. In 2021, the Company issued options and cash-settled SARs to Messrs. McDearman and Foster and Ms. Pominski to further incentivize such Named Executive Officers to drive the Company’s performance as certain awards previously granted to them became fully vested in 2021. In 2022, The Company awarded options to each of Mr. Whitaker and Mr. Oakley to further incentivize such Named Executive Officers to drive the Company’s performance as certain awards previously granted to them became fully vested in 2022. The Company utilizes the frozen Executive Salary Continuation Agreements and the SERP Agreements, each as described in more detail below, to provide for post-retirement or other post-termination payments to the Named Executive Officers. No member of the Personnel Committee served as an officer or employee of the Company or of any of its subsidiaries during 2022.

The overarching policy of the Personnel Committee and the Board of Directors in determining executive compensation, including the compensation of the Chief Executive Officer, is to attract and retain the highest quality talent to lead the Company and the Bank and to reward key executives based upon their individual performance and the performance of the Bank and the Company.  The Personnel Committee evaluates both performance and compensation to ensure that the Company and the Bank maintain their ability to attract and retain superior employees in key positions and that compensation packages provided to key employees remain competitive relative to the compensation paid to similarly situated executives of peer companies. When evaluating the Company’s performance, the Personnel Committee and Board of Directors look to the Company’s earnings per share, return on average assets, return on average shareholders’ equity and the Company’s efficiency ratio.  Asset quality measures, like the Bank’s non-performing assets ratio, are also reviewed as are the Bank’s capital levels and book value per share accretion. Executive compensation, including the compensation of the Chief Executive Officer, for 2022 was determined by the Personnel Committee and the Board of Directors in an effort to retain key executives through competitive pay and reward executives based upon their individual performance as well as overall performance of the Bank.

The Personnel Committee believes that providing incentives to and rewarding the performance of the Company’s and the Bank’s executive officers enhances the profitability of the Company.  To that end, the Personnel Committee believes that the compensation paid to the Company’s and the Bank’s executive officers should include base salary and a significant annual cash incentive opportunity designed to reward performance as measured against established goals.  The Personnel Committee has not historically granted equity-based compensation to the Named Executive Officer’s every year, but, as described above, has utilized equity-based awards in certain instances as it did in 2021 and 2022, either in connection with promotions or expansions in responsibilities or when a Named Executive Officers’ previously awarded equity-based awards become fully vested. As a result, the Named Executive Officers’ total compensation has been more heavily weighted toward cash compensation, and their annual cash incentive compensation makes up a greater percentage of their total compensation than is the case for many peer companies. The Personnel Committee may utilize equity-based awards more in the future.

Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

Say on Pay Vote.  At our 2020 Annual Meeting of Shareholders, we held our triennial shareholder advisory vote on the compensation of our Named Executive Officers and our shareholders overwhelmingly approved our fiscal year 2019 executive compensation program. Of the 5,907,441 votes cast, 5,807,548, or 98.3%, were cast in favor of approval.  The Personnel Committee has considered the results of the vote on our 2019 executive compensation program and concluded that the shareholders support the Company’s compensation policies and procedures which the Personnel Committee believes provide a competitive pay-for-performance package that effectively incentivizes our Named Executive Officers. The Company’s strong financial performance in fiscal year 2022 reinforces the Personnel Committee’s view that our executive compensation program is achieving its objectives, and the Board of Directors and the Personnel Committee made no significant changes to the program compared to the design in 2021. The Personnel Committee will continue to consider shareholder views about our core compensation principles and objectives, including the results of future say-on-pay votes like the one being held at the Annual Meeting, when determining executive compensation.

Base Salary.  Annually, the Personnel Committee reviews and approves a base salary for the Company’s Chief Executive Officer taking into account several factors, including prior year base salary, responsibilities, cost of living in the Company’s primary market area, tenure, performance and salaries paid to chief executive officers of peer group companies. The Personnel Committee also considered the Bank’s overall pay scale, including retirement benefits payable to the executive, and the Bank’s recent performance. Taking these factors into consideration, the Personnel Committee approved an increase of 7.8% to the 2022 base salary of Mr. McDearman when compared to 2021. In setting the base salaries of the other Named Executive Officers, the Personnel Committee considers the recommendations of the Chief Executive Officer, who makes his recommendations regarding these salaries based on many of the same factors as are considered by the Personnel Committee in setting his base salary, including salaries paid by peer companies to their employees serving in similar capacities at their peer companies. Based on those criteria, the Personnel Committee approved a 12% increase to the 2022 base salary of Mr. Foster, and an 8% increase to the 2022 base salaries of Messrs. Whitaker and Oakley and Ms. Pominski.

Annual Cash Incentive The Named Executive Officers are eligible for an annual cash incentive payment, which we refer to as a bonus, pursuant to a percentage formula recommended by the Personnel Committee and approved by the Board of Directors, after consideration of the same factors that are considered in the base salary approval process and detailed above. The annual cash incentive is based upon the Bank’s estimated after tax earnings for the fiscal year as of the date the bonus is paid.  In 2022, Messrs. McDearman, Foster, Oakley and Whitaker and Ms. Pominski were eligible for a cash incentive payment equal to 1.25%, .96%, .47%, .25% and .25%, respectively of the Bank’s estimated after tax earnings as of the date the payout is approved by the Board of Directors. In total, Messrs. McDearman, Foster, Whitaker, Oakley and Ms. Pominski were paid cash incentive payouts totaling $697,986, $536,053, $262,443, $139,597 and $139,597, respectively, based on the estimated performance of the Bank in 2022 as of the December 20, 2022 payment date. The percentages used for each of the Named Executive Officers for their 2022 cash incentive opportunity were identical to the percentages utilized in 2021.The Bank’s estimated after tax earnings as of December 20, 2022 were $55.8 million and its reported earnings for the year were $54.850 million, an increase of 7.83% compared to 2021 performance. In addition, the Company paid a special cash bonus of $500 to every employee, including the Named Executive Officers, to help combat some of the inflationary pressures from the volatile economic environment in 2022.

Stock Options.  In 2022, Mr. Oakley was awarded options to purchase 3,333 shares of the Company’s Common Stock. The stock options vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term and have an exercise price of $63.25 per share. In 2022, Mr. Whitaker was awarded options to purchase 5,000 shares of the Company’s Common Stock. The stock options were set to vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term and have an exercise price of $63.25 per share, but upon his retirement on December 31, 2022 these options fully accelerated and became 100% vested, pursuant to the terms of the options’ award agreements. All of the options to purchase stock and cash-settled appreciation rights were granted in light of the fact that certain awards previously granted to such Named Executive Officers became fully vested in 2022.

401(k) Plan and Profit Sharing Contributions.  All employees, including our Named Executive Officers and other executive officers participating in the Bank’s 401(k) Plan, receive a matching grant of $.50 from the Bank for each one dollar ($1) up to a maximum of 8% of the amount contributed each year by the employee to his or her 401(k) account. No employee was entitled to contribute more than $27,000 in 2022. The Bank historically has also contributed additional funds into each employee’s 401(k) account under a profit-sharing arrangement. During 2022, Messrs. McDearman, Foster, Whitaker and Oakley and Ms. Pominski received contributions under the 401(k) Plan and profit sharing arrangement totaling in the aggregate $28,975, $28,975, $28,975, $22,652 and $28,975, respectively, as compared to $27,550, $25,700, $27,550, $27,550 and $26,587, respectively, in 2021.

Post-Termination Benefits.  The Bank has entered into Executive Salary Continuation Agreements with certain of its senior executive officers, including Messrs. McDearman and Whitaker and Ms. Pominski, which agreements were amended on December 30, 2008, November 23, 2012, and September 26, 2016.  The Executive Salary Continuation Agreements were amended during 2008 to bring the agreements into compliance with the requirements of Internal Revenue Code Section 409A, along with simplifying the calculation of the benefits received at retirement.  In November 2012, each of these agreements was amended to freeze future benefit accruals thereunder as of October 1, 2012 (the “Frozen Plans”).  In addition, in November 2012, the Bank entered into SERP Agreements with each of the senior executive officers, including the Named Executives Officers, other than Mr. Foster, effective as of October 1, 2012 (the “2012 SERP Agreements”).  On May 22, 2015, additional SERP Agreements were entered into with the senior executive officers, including the Named Executive Officers (the “2015 SERP Agreements” and together with the 2012 SERP Agreements, the “SERP Agreements”).  On September 26, 2016, the Executive Salary Continuation Agreements were amended to extend the period of benefit payments regarding the executives’ retirement following age 65 under the Executive Salary Continuation Agreements such that benefits payable thereunder will continue following 180 months of payments for the life of the recipient if the recipient is still alive when the 180th payment is made.  The 2015 SERP Agreements were entered into on May 22, 2015 for the purpose of making the normal retirement benefit for all executives officers equal to 30% of base salary.  On October 26, 2020, the SERP Agreements were amended to limit the amount of payments payable to the Named Executive Officers a party thereto upon the executive’s disability to 60% of the executive’s annual base salary and bonus at the time of disability, including any amounts payable under all other disability benefits, plans and arrangements that the Bank may have in place with the executive. In 2020, the 2015 SERP Agreements for Messrs. Foster and McDearman and Ms. Pominski were amended to reflect the addition of annuity contracts to fund the Bank’s obligations under the 2015 SERP Agreements. In addition, in 2022, the Bank and Mr. Whitaker entered into an amendment to his 2015 SERP Agreement to provide for an additional annuity contract to support the Bank’s obligations thereunder.

In 2021, the Bank and Ms. Pominski entered into an amendment to her 2015 SERP Agreement to add an early retirement benefit.  Pursuant to the amended agreement, in the event that Ms. Pominski remains employed by the Bank until March 29, 2024, if her employment terminates prior to reaching age 65 for any reason other death, disability or following a change of control, she will be entitled to receive a monthly benefit payable for the remainder of her life paid from annuity contracts purchased by the Bank.  These payments are expected to approximate $6,138 per month and are conditioned on Mr. Pominski not providing services substantially similar to those she provides to the Bank to a company engaged in the business of banking in counties where the Bank has a location from the date that she separates from service and ending on the earlier of the date that payments are no longer being made to Ms. Pominski under the 2015 SERP Agreement and the date Ms. Pominski reaches the age of 80.

In connection with entering into the amendments for the Frozen Plans in 2012, the Company subsequently discovered that Mr. Oakley’s Executive Salary Continuation Agreement had not been executed. To address this oversight, the Company and Mr. Oakley entered into an amendment to his 2012 SERP Agreement to increase the benefits payable to him thereunder for each allowable termination event by an amount necessary to place Mr. Oakley in the same position as if his Executive Salary Continuation Agreement had been executed.

The Executive Salary Continuation Agreements and the SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits.  The primary impetus for freezing the Executive Salary Continuation Agreements and establishing the 2012 SERP Agreements was attainment of a net decrease in compensation expense for the Bank of approximately $1.9 million over the life of the Frozen Plans and the additional SERP arrangements, including similar agreements with Elmer Richerson, the former President of the Bank, and Randall Clemons, the former Chief Executive Officer and President of the Company

The accrual of benefits was frozen under the Executive Salary Continuation Agreements such that no additional benefits (including disability and death benefits thereunder) would be accrued under the Executive Salary Continuation Agreements on or after October 1, 2012. In the event of disability under the Executive Salary Continuation Agreement, the frozen disability benefit would be paid to the Executive’s normal retirement age, at which time such benefit would be reduced to the normal retirement benefit provided for under the applicable Executive Salary Continuation Agreement for the remaining benefit payment period of the normal retirement benefit. The 2016 amendments to the Executive Salary Continuation Agreements were implemented to provide for continued payments beyond the original 180-month period until the executive’s death.

The SERP Agreements were entered into to provide certain supplemental nonqualified pension benefits to the Named Executive Officers a party thereto in coordination with the then freezing of the benefits under the executive’s Executive Salary Continuation Agreement.  The SERP Agreements, when combined with the frozen Executive Salary Continuation Agreements, if applicable, are designed to provide the Named Executive Officers with a targeted percentage of final salary for the remainder of each of the executive’s lives following their separation from service for normal or early retirement.  The Bank purchased Flexible Premium Indexed Deferred Annuity Contracts in 2012 and 2015 as a way to fund the benefits under the SERP Agreements and in 2016 as a way to fund the benefits under the portion of the frozen Executive Salary Continuation Agreements following the original 180-month payment period. Additional annuity contracts were purchased in 2021 and 2022 to fund a portion of the Bank’s obligations under the SERP Agreements to Ms. Pominski and Mr. Whitaker, respectively. The cost of these annuity contracts was $257,664 and $179,206, respectively. The frozen Executive Salary Continuation Agreements and the SERP Agreements together provide for the payment of an annual cash benefit following the executive’s separation from service from the Bank under a variety of events including voluntary termination of employment and involuntary termination of employment without cause (except that the 2015 SERP Agreements do not provide for an early termination benefit) though Ms. Pominski’s 2015 SERP Agreement was amended in 2021 to provide for an early retirement benefit.

Per these supplemental benefit agreements, upon an executive’s separation from service for any reason other than death or disability after reaching age sixty-five (65), he or she is entitled to receive a percentage of his or her then current base salary payable in equal monthly installments for 180 months beginning the month following the month in which the executive’s retirement occurs. Following the end of the 180-month period, if the executive’s employment was terminated as a result of normal retirement, this payment will continue for the remainder of the executive’s life. The targeted annual normal retirement benefit is 30% of base salary payable at the executive’s retirement in equal monthly installments upon such separation from service for the executive’s life, commencing on the first full day of the month following separation from service.

If a Named Executive Officer that is a party to such agreements retires after the later of twenty (20) years of service or age 55, but prior to reaching age 65, his or her retirement will be considered an “early retirement” under the frozen Executive Salary Continuation Agreement and the 2012 SERP Agreement. Upon such event, he or she shall be entitled to receive a benefit equal to the executive’s then accrued balance under the plans, payable in equal monthly installments for 180 months beginning the month following the month in which the executive’s early retirement occurs. Following the end of the 180-month period, the 2012 SERP Agreement will continue early retirement payments for the remainder of the executive’s life.  In the event of a separation from service prior to his or her reaching age 65 for any reason other than death or disability or a change in control, the 2015 SERP Agreement will terminate and such executive will not be entitled to benefits, except that if Ms. Pominski remains employed through March 29, 2024 and her employment thereafter terminates other than for death, disability or following a change in control, she will be entitled to an early retirement benefit, which is estimated to be approximately $6,138 per month, for the remainder of her life provided that she complies with certain restrictive covenants. Mr. McDearman is entitled to an annual “early termination” benefit payable for 180 months under the frozen Executive Salary Continuation Agreement, and each of Mr. McDearman and Mr. Oakley is entitled to an annual “early termination” benefit payable for life under the 2012 SERP Agreement if his employment is terminated for any reason other than death, disability or retirement by his voluntary action or by the Bank other than for cause. At December 31, 2022, this annual benefit was $2,525  and $ 330 under the frozen Executive Salary Continuation Agreement for Mr. McDearman and Mr. Oakley, respectively, and was $5,923 and $5,016 under the 2012 SERP Agreement for Mr. McDearman and Mr. Oakley, respectively.  These payments commence at normal retirement age under the Executive Salary Continuation Agreement and upon separation from service under the 2012 SERP Agreements. Ms. Pominski was eligible for early retirement as of December 31, 2022 and would not receive these “early termination benefits”. Mr. Whitaker retired from the Company and the Bank effective December 31, 2022 after reaching age 65 and as a result will be entitled to the normal retirement benefits payable under the Executive Salary Continuation Agreement and SERP Agreements to which he is a party.

In the event that a Named Executive Officer becomes disabled prior to reaching age 65, the Bank is obligated to pay to the executive an annual benefit equal to 60% of the Named Executive Officer’s base salary and bonus at the time of disability payable in equal monthly installments until the Named Executive Officer’s 65th birthday, though the amount payable under the 2015 SERP Agreement is reduced by any amounts payable to the Named Executive Officer under the Executive Salary Continuation Agreement and 2012 SERP Agreement. Following that date, the disability benefit under the Executive Salary Continuation Agreement is reduced to the Named Executive Officer’s normal retirement benefit under the Executive Salary Continuation Agreement for the number of months necessary for a total of 180 monthly payments to have been made to the Named Executive Officer thereunder, and the disability benefit under the SERP Agreements will be reduced to the normal retirement benefit under the SERP Agreements, which shall be paid annually for life thereunder.

As noted above, the SERP Agreements were amended on October 26, 2020 to limit the amount of payments payable to the Named Executive Officers a party thereto upon the executive’s disability to 60% of the executive’s annual base salary and bonus at the time of disability, including any amounts payable under all other disability benefits, plans and arrangements that the Bank may have in place with the executive.

In the event that the Named Executive Officer dies before he or she has a separation from service with the Bank, his or her beneficiary is entitled to receive a payment equal to the amount of the liability that should at that time have been accrued by the Bank under generally accepted accounting principles for the Named Executive Officer under the Executive Salary Continuation Agreement and SERP Agreements to which the Named Executive Officer is a party payable in a lump sum no later than thirty (30) days (or in the case of the 2015 SERP Agreement, 60 days) from the date of the Named Executive Officer’s death. In addition, the Named Executive Officer’s beneficiary is entitled to receive under a split dollar life insurance arrangement (the “Split Dollar Benefit”) a death benefit the amount of which as of December 31, 2022 was approximately equal to $458,000, $568,000, $800,000, $542,049 and $335,000, in the case of Messrs. McDearman, Foster,

Whitaker and Oakley, and Ms. Pominski, respectively.  In the event that the Named Executive Officer dies after retirement benefit payments have commenced under the Executive Salary Continuation Agreement and SERP Agreements to which the Named Executive Officer is a party, but before he or she has received 180 monthly payments, the Bank will continue to pay the Named Executive Officer’s beneficiary those payments until a total of 180 monthly payments have been made to the Named Executive Officer and/or his or her beneficiary.

In the event there is a change in control of the Bank, the normal retirement benefit under the Executive Salary Continuation Agreements and SERP Agreements becomes fully vested and will be paid to each Named Executive Officer in equal monthly installments, as applicable, for the remainder of his or her life. A change in control will be deemed to have occurred if a “change in ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Bank occurs, as such terms are defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

Additional Life Insurance Benefits.  On April 14, 2014, the Bank entered into an Executive Survivor Income Agreement (the “Executive Survivor Income Agreement”), with each of the Named Executive Officers.  The Executive Survivor Income Agreements were entered into to encourage the Named Executive Officers to remain in service to the Bank by the Bank providing certain survivor income benefits to designated beneficiaries if the Named Executive Officer dies prior to the termination of his or her employment.

In the event that a Named Executive Officer is removed from office with cause or any Named Executive Officer is permanently prohibited from participating in the Bank’s activities by an order of the Bank’s regulators, or terminated for “cause”, in each case prior to such person’s death, all obligations of the Bank under the Executive Survivor Income Agreement shall terminate. Cause under these agreements means the Bank has terminated the Named Executive Officer’s employment for any of the following reasons: (i) gross negligence or gross neglect of duties; (ii) commission of a felony or of a gross misdemeanor involving moral turpitude; or (iii) fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the Named Executive Officer’s employment or service on the Board, as applicable, and resulting in an adverse effect on the Bank.

The amounts payable to a Named Executive Officer’s beneficiary under the Executive Survivor Income Agreements are largely fixed, though in some instances are reduced based on the age of the Named Executive Officer at the time of his or her death. As of December 31, 2022, the amount payable under the agreements with each of the Named Executive Officers was $400,000. The Bank will pay the benefits due under the Executive Survivor Income Agreements from its general assets, but only so long as one of the Bank’s general assets is an enforceable life insurance policy on the Named Executive Officer’s life that was issued by Massachusetts Mutual Life Insurance Company and Midland National Life Insurance Company. Upon his retirement, Mr. Whitaker ceased to have any rights under his Executive Survivor Income Agreement.

Health Insurance Benefits.  In 2022, the Company paid the employee portion of the premiums under the Company’s health insurance plan for each of Messrs. McDearman, Foster, Whitaker, Oakley, and Ms. Pominski and certain of their family members at a cost of $18,814, $11,350, $13,016, $18,814 and $13,016, respectively.

Fuel Allowance. In addition to the above-described compensation, the Company provides a company owned car for each of Messrs. McDearman, Foster, and, prior to his retirement, Whitaker, each of whom is entitled to also use such car for personal use. The Company provides a fuel allowance for such personal use based on the amount of miles driven for personal use multiplied by the effective federal mileage reimbursement rate. In 2022, these allowances totaled $1,848, $3,299, and $2,200 for each of Messrs. McDearman, Foster, and Whitaker, respectively.  Mr. Oakley was provided an auto allowance for 2022 totaling $5,000 for business use of his personal vehicle.

2023 Compensation.  The Personnel Committee considered the reports and information received from Newcleus Compensation Advisors, a consulting firm with experience providing compensation consulting to financial institution’s compensation committees, including updated comparative market data of the compensation practices of twenty (20) banks across the Mid and South East United States between $3.2 billion and $12.3 billion in total assets as of September 30,

2022 in finalizing the recommended compensation for the Named Executive Officers in 2023. The Personnel Committee targeted compensation for 2023 at the 50th to 60th percentile of the peer group if, for purposes of the annual cash incentive component thereof, the Bank’s performance achieves budgeted results. For 2023, base salaries have been set at $580,000, $399,750, $301,248 and $323,931 for Messrs. McDearman, Foster, and Oakley, and Ms. Pominski, respectively. The Personnel Committee also approved a cash incentive plan for the Named Executive Officers in 2023, which was largely unchanged from the 2022 cash incentive plan in terms of award opportunities for the Named Executive Officers and performance metrics on which payment will be based.

Post-Retirement Consulting Services from Gary Whitaker.  On November 21, 2022, the Bank entered into an Independent Contractor Agreement with Mr. Whitaker (the “Independent Contractor Agreement”) pursuant to which Mr. Whitaker is expected to provide certain consulting services to the Bank beginning April 3, 2023, the effective date of the Independent Contractor Agreement.  Pursuant to the Independent Contractor Agreement, Mr. Whitaker is expected to, among other things, assist the Bank with the development of new commercial loan products and services, provide expertise to the Bank in the structuring and securing of commercial loans, assist the Company with establishing new customer relationships and assist the Company with maintaining and growing current customer relationships.  Mr. Whitaker’s consulting payments under the Independent Contractor Agreement will consist of a guaranteed $6,500.00 monthly consulting payment and a guaranteed $200.00 monthly vehicle allowance payment for consulting as well as an opportunity to earn non-guaranteed contingent consulting payments based on a percentage of the loan origination and loan closing fees collected by the Bank related to the consulting services he is to perform under the agreement.  In addition, he is entitled to receive under the Independent Contractor Agreement, if earned, a non-guaranteed, contingent consulting payment equal to the product of (i) the total consulting payments paid by the Bank to Mr. Whitaker each calendar year during the term of the Independent Contractor Agreement multiplied by (ii) a percentage equal to the sum of (A) the percentage utilized for purposes of calculating the payout to the Bank’s employees under an annual cash incentive plan for that same calendar year in which those employees participate that is expected to be tied to the Bank’s return on assets (ROA) and (B) 3.50%.  In addition, he will be eligible for other benefits described in the Independent Contractor Agreement, including the ability to participate in retiree health plan coverage.  The term of the Independent Contractor Agreement is for one year commencing on the April 3, 2023 effective date, unless earlier terminated in accordance with the terms of the Independent Contractor Agreement.

Personnel Committee Report On Executive Compensation

The Personnel Committee has reviewed and discussed the CD&A for the year ended December 31, 2022 with management. In reliance on the reviews and discussions referred to above, the Personnel Committee recommended to the Boards of Directors of the Company and the Bank, and each of the Boards of Directors has approved, that the CD&A be included in the Proxy Statement for the Annual Meeting.

James F. Comer, Chairman

William P. Jordan

Michael G. Maynard

H. Elmer Richerson

The foregoing report of the Personnel Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under such acts.

Employment Agreements

The Company does not have employment agreements with any of its personnel, including the Named Executive Officers.  However, the Company has entered into non-competition agreements with its Named Executive Officers and certain other employees, which would prevent such persons in most circumstances, from competing with the Bank for one (1) year following their termination. In addition, these persons are parties to Executive Salary Continuation Agreements, SERP Agreements and equity incentive plans, the benefits of which would cease to accrue upon the termination of the person’s employment with the Company or the Bank.

Potential Payments Upon Termination or Change in Control

For a discussion of the amounts payable under Executive Salary Continuation Agreements and SERP Agreements to which a Named Executive Officer is a party in the event that a Named Executive Officer’s employment terminated on account of disability, retirement, death or early voluntary termination by the executive in the case of Mr. McDearman, Mr. Foster and Mr. Oakley (who were not eligible for early retirement as of December 31, 2022) or by the Bank without cause in the case of each the Named Executive Officers see the discussion beginning on page 18 above.

In general, the payment of benefits under the Executive Salary Continuation Agreements, as amended, is contingent on the Named Executive Officer a party to such agreement not competing with the Bank for one (1) year after termination of employment; however, in the event there is a change in control of the Bank, the normal retirement benefit under the Executive Salary Continuation Agreements, as amended, and the SERP Agreements becomes fully vested without regard to the non-competition obligations and will be paid in equal monthly installments commencing thirty (30) days following consummation of the change in control and continuing for the remainder of the executive’s life. A change in control will be deemed to have occurred if a “change in ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Bank occurs, as such terms are defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation. In addition, as described above, the non-compete period was lengthened for Ms. Pominski in the event she is receiving the early retirement benefits under her amended 2015 SERP Agreement.

At December 31, 2022, the accrual balance, vested balance for purposes of early retirement benefits, and percentage vested for purposes of early retirement benefits for each of the Named Executive Officers was as follows:

Named Executive Officer	Accrual Balance at December 31, 2022	Vested Balance at December 31, 2022	Percent Vested at December 31, 2022

John McDearman(1)	196,104	—	—
John Foster(1)	68,789	—	—
Gary Whitaker	700,342	700,342	100%
Clark Oakley(1)	92,766	—	—
Lisa Pominski	276,220	276,220	100%

(1) None of Mr. McDearman, Mr. Foster or Mr. Oakley were eligible for early retirement as of December 31, 2022.

The Bank has purchased life insurance policies or other assets to provide the benefits payable to the Named Executive Officers and other executive officers that are a party to Executive Salary Continuation Agreements, as amended, and the SERP Agreements with the Bank.  These insurance policies are the sole property of the Bank and are payable to the Bank.  At December 31, 2022, the total liability of the Bank to the Named Executive Officers under the Executive Salary Continuation Agreements, as amended, and the SERP Agreements totaled $1,134,221 while the cash surrender value and face amount of the life insurance policies and annuity policies associated with these Named Executive Officers totaled approximately $12,215,489 and $14,102,528, respectively.

In the event that there was a change in control of the Company on December 31, 2022, all outstanding options and stock appreciation rights that were then unvested would have vested. At that date, Messrs. McDearman, Foster, Oakley and Whitaker and Ms. Pominski held 4,500, 5,167, 3,666, 0 and 800 unvested stock options and 500, 833, 0, 0 and 3,200 unvested cash-settled SARs, respectively. Accelerated vesting of stock option and cash-settled SARs amounts are calculated as the difference between the sales price of our Common Stock on December 31, 2022 (or the date closest to December 31, 2022 on which the Company's Common Stock traded and of which the Company has knowledge) ($67.85 per share) and the respective exercise prices of in-the-money unvested stock options and cash-settled SARs. Therefore, the aggregate value of these unvested options and cash-settled SARs (the closing sales price less the exercise price) was

$43,600, $65,780, $22,608, $0 and $23,000 for Messrs. McDearman, Foster, Oakley and Whitaker and Ms. Pominski, respectively. Upon his retirement on December 31, 2022, 100% of Mr. Whitaker’s unvested options accelerated.

Had a Named Executive Officer died on December 31, 2022, his or her designated beneficiary would have been entitled to receive a payment of $400,000 from the Bank pursuant to the terms of the Named Executive Officer’s Executive Survivor Income Agreement or the Director Survivor Income Agreement, as applicable, and the Split-Dollar Benefit described above.

Had a Named Executive Officer been terminated on December 31, 2022, such officer would have already received the full amount of his or her annual cash incentive payment earned for the year ended December 31, 2022 as it was paid on December 20, 2022. These amounts are reflected in the Summary Compensation Table below.

Mr. Whitaker retired from the Company and the Bank on December 31, 2022 after reaching the normal retirement age of 65. Accordingly, subject to compliance with any applicable non-competition covenants included therein, he is entitled to begin receiving his normal retirement benefits under the Executive Salary Continuation Agreement, as amended, and SERP Agreements to which he is a party. Pursuant to those agreements, Mr. Whitaker will be entitled to receive a lump sum of $58,226 on July 1, 2023, which reflects six months of payments that are required to be deferred under Section 409A of the Internal Revenue Code. Thereafter, he will be entitled to receive payments of $8,318 per month beginning in July 2023 and will receive those payments until his death.

2022 Summary Compensation Table

The following table provides information as to annual, long-term or other compensation awarded to, earned by or paid to, during the periods presented, for Mr. McDearman, the Company’s Chief Executive Officer during 2022, Ms. Pominski, the Company’s Chief Financial Officer, and the three (3) most highly compensated executive officers of the Company or the Bank other than the Chief Executive Officer and Chief Financial Officer with total compensation over $100,000 for the year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4)(5)(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John C. McDearman III, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank	2022 2021 2020	555,000 515,000 500,000	500 1,500 ——	—— —— ——	—— 116,635 ——	697,986 613,049 490,188	42,955 40,395 16,230	50,761 49,590 48,892	1,347,202 1,336,169 1,055,310

Lisa Pominski, Chief Financial Officer of the Company and the Bank	2022 2021 2020	311,472 289,509 280,000	500 50,544 ——	—— —— ——	—— 115,053 ——	139,597 122,610 98,038	58,572 61,304 25,514	49,736 48,376 43,032	559,877 687,396 446,584

John Foster, Executive Vice President of the Company and President of the Bank	2022 2021 2020	374,751 334,750 325,000	500 1,500 ——	—— —— ——	—— 76,694 65,786	536,053 470,822 376,464	22,595 21,263 5,607	44,544 41,280 41,250	978,443 946,309 814,107

Gary Whitaker, Executive Vice President of the Bank	2022 2021 2020	328,158 303,850 295,000	500 50,544 ——	—— —— ——	121,328 —— ——	262,443 230,506 184,311	179,937 84,708 77,869	372,213 80,092 55,672	1,264,579 749,700 612,852

Clark Oakley, Executive Vice President and Chief Operating Officer of the Bank	2022 2021 2020	288,004 265,680 257,942	500 50,544 ——	—— —— ——	80,877 —— ——	139,597 122,610 98,038	13,468 12,403 11,420	47,763 53,110 53,140	570,209 504,347 420,540

______________________

(1)	In 2022, the Company paid a special cash bonus of $500 to every employee, to help combat some of the inflationary pressures from the volatile economic environment in 2022. In 2021, the Company paid a special cash bonus of $1,500 to every employee, including the Names Executive Officers. For each Messrs. Whitaker and Oakley and Ms. Pominski, 2021 amount also includes a discretionary bonus that increased the annual cash incentive payout earned by the Names Executive Officer pursuant to the Company's annual cash incentive plan including the Named Executive Officers. For each of Messrs. Whitaker and Oakley and Ms. Pominski, 2021 amount also includes a discretionary bonus that increased the annual cash incentive payout earned by the Named Executive Officer pursuant to the Company's annual cash incentive plan by 0.10%. These payments were approved by the Personnel Committee in light of the Bank's outstanding performance metrics along with the leadership displayed by the National Executive Officers in continuing to lead the Company through the challenging operational environment brought on by the ongoing COVID-19 pandemic.
(2)	The amounts in the column captioned “Option Awards” reflect the aggregate grant date fair value of $24.26 per stock option granted to Mr. Oakley and Mr. Whitaker in 2022 and $23.32 per stock option granted to Mr. McDearman in 2021 and the grant date fair value of $23.01 per stock option and per cash-settled SAR granted to Mr. Foster and Ms. Pominski in 2021 and $13.15 per stock option granted to Mr. Foster in 2020 as of the date of grant in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, based on an expected term of ten years for cash-settled SARs and an expected term of seven years for stock option awards. For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 31, 2022, please see "Note 19 - Equity Incentive Plan" to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Mr. Oakley was granted 3,333 stock options in 2022 and Mr. Whitaker was granted 5,000 stock options in 2022. Mr. Whitaker's options fully vested upon his retirement on December 31, 2022. Mr. McDearman was granted 5,000 stock options in 2021. Mr. Foster was granted 2,500 stock options and awarded 833 cash-settled SARs in 2021. Ms. Pominski was granted 1,000 stock options and awarded 4,000 cash-settled SARs in 2021. Mr. Foster was granted 5,000 stock options in 2020.
(3)	Represents the change in the actuarial present value of the accumulated benefit of the Executive Salary Continuation Agreements, as amended, and SERP Agreements, as amended.
(4)	Represents for fiscal year 2020 (i) the Company's matching grants under the Company's 401(k) Plan and contributions under the Company's profit sharing plan in the amounts of $27,075 for Mr. McDearman; $27,075 for Ms. Pominski; $25,425 for Mr. Foster; $27,075 for Mr. Whitaker; and $27,075 for Mr. Oakley; (ii) health insurance premiums of $18,139 for Mr. McDearman; $12,551 for Ms. Pominski; $10,937 for Mr. Foster; $12,551 for Mr. Whitaker; and $18,139 for Mr. Oakley; (iii) fuel allowance for personal use of a Company owned car in the amount of $1,794 for Mr. McDearman; $3,312 for Mr. Foster; and $2,208 for Mr. Whitaker; and an auto allowance of $6,000 for Mr. Oakley: (iv) the value of premiums paid under the Company's bank owned life insurance policies in the amounts of $1,884, $3,406, $1,576, $13,838 and $1,926 for Mr. McDearman, Ms. Pominski, Mr. Foster, Mr. Whitaker, and Mr. Oakley, respectively, in relation to the Company's bank owned life insurance plan.
(5)	Represents for fiscal year 2021 (i) the Company’s matching grants under the Company’s 401(k) Plan and contributions under the Company’s profit sharing plan in the amounts of $27,550 for Mr. McDearman; $25,700 for Mr. Foster; $27,550 for Ms. Pominski; $27,550 for Mr. Whitaker; and $26,587 for Mr. Oakley; (ii) health insurance premiums of $19,226 for Mr. McDearman; $11,570 for Mr. Foster; $13,285 for Ms. Pominski; $13,285 for Mr. Whitaker; and $1 for Mr. Oakley; (iii) fuel allowance for personal use of a Company owned car in the amount of $1,711 for Mr. McDearman; $3,158 for Mr. Foster; and $2,106 for Mr. Whitaker; and an auto allowance of $6,000 for Mr. Oakley; (iv) the value of premiums paid under the Company’s bank owned life insurance policies in the amounts of $95, $5,461, $1,576, $32,987 and $16 for Mr. McDearman, Ms. Pominski, Mr. Whitaker, and Mr. Oakley, respectively, in relation to the Company's bank owned life insurance plan.
(6)	Represents for fiscal year 2022 (i) the Company’s matching grants under the Company’s 401(k) Plan and contributions under the Company’s profit sharing plan in the amounts of $28,975 for Mr. McDearman; $28,975 for Mr. Foster; $28,975 for Ms. Pominski; $28,975 for Mr. Whitaker; and $22,652 for Mr. Oakley; (ii) health insurance premiums of $18,814 for Mr. McDearman; $11,350 for Mr. Foster; $13,016 for Ms. Pominski; 13,016 for Mr. Whitaker; and $18,814 for Mr. Oakley (iii) fuel allowance for personal use of a Company owned car in the amount of $1,848 for Mr. McDearman; $3,299 for Mr. Foster; $2,219 for Mr. Whitaker; and an auto allowance of $5,000 for Mr. Oakley; and (iv) the value of premiums paid under the Company’s bank owned life insurance policies in the amounts of $1,124, $920, $7,745, $328,023 and $1,297 for Mr. McDearman, Mr. Foster, Ms. Pominski, Mr. Whitaker and Mr. Oakley, respectively, in relation to the Company's bank owned life insurance plan.

Grants of Plan-Based Awards for Fiscal 2022

The following table summarizes certain information regarding grants of plan-based awards to the Named Executive Officers in 2022:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Under-lying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
(a)	(b)(2)	Threshold ($) (c)	Target ($) (d)(1)	Maximum ($) (d)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	(#) (i)	(#) (j)(2)	($/Sh) (k)	(l)(3)
John C. McDearman III	—	—	697,986	—	—	—	—	—	—	—	—
Lisa Pominski	—	—	139,597	—	—	—	—	—	—	—	—
John Foster	—	—	536,053	—	—	—	—	—	—	—	—
Gary Whitaker	2/25/2022 —	— —	— 262,443	— —	— —	— —	— —	— —	5,000(4) —	63.25 —	121,328 —
Clark Oakley	2/25/2022 —	— —	— 139,597	— —	— —	— —	— —	— —	3,333 —	63.25 —	80,877 —

(1)	Messrs. McDearman, Foster, Whitaker and Oakley and Ms. Pominski were eligible for a cash incentive payment equal to 1.25%, .96%, .47%, .25% and .25%, respectively, of the Bank’s estimated after tax earnings for fiscal 2022 as of December 20, 2022, the date the executive was paid his or her cash incentive payment. Messrs. McDearman, Foster, Whitaker and Oakley and Ms. Pominski were paid cash incentive payments of $697,986, $536,053, $262,443, $139,597 and $139,597, respectively, for the fiscal year ended December 31, 2022.

(2)	On February 25, 2022, Mr. Whitaker and Mr. Oakley were granted 5,000 and 3,333 stock options with an exercise price of $63.25. These stock options vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term.
(3)	The amount in column (l) reflects the aggregate grant date fair value of the stock options using a grant date fair value of $24.27 per stock option granted to Mr. Whitaker and Mr. Oakley as of the date of grant in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, based on an expected term of seven years. For a description of the assumptions used by the Company in valuing this award, please see “Note 19- Equity Incentive Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(4)	The vesting of these options was fully accelerated on December 31, 2022 upon the retirement of Mr. Whitaker in accordance with the terms of the options' award agreements.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised/ Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	2,000	500(1)	—	47.25	6/27/2028	—	—	—	—
John C. McDearman III	1,000	4,000(2)	—	62.10	10/25/2031	—	—	—	—
	1,500	500(2)	—	47.25	6/27/2028	—	—	—	—
	800	3,200(1)	—	62.10	12/06/2031	—	—	—	—
Lisa Pominski	3,750	—(1)	—	40.25	09/26/2026	—	—	—	—
	—	800(2)	—	62.10	12/06/2031	—	—	—	—
	1,667	—(1)	—	40.75	12/29/2026	—	—	—	—
	167	666(1)	—	62.10	12/06/2031	—	—	—	—
John Foster	667	167(1)	—	47.25	07/20/2028	—	—	—	—
	500	2,000(2)	—	62.10	12/06/2031	—	—	—	—
	0	167(2)	—	47.25	07/20/2028	—	—	—	—
	1,200	3,000(2)	—	55.75	04/29/2030	—	—	—	—
Gary Whitaker	5,000	0(2)(3)	—	63.25	2/25/2032	—	—	—	—
	3,750	—(1)	—	40.25	09/26/2026	—	—	—	—
	0	3,333(2)	—	63.25	2/25/2032	—	—	—	—
Clark Oakley	1,167	—(2)	—	40.75	12/29/2026	—	—	—	—
	1,334	333(2)	—	46.00	05/18/2028	—	—	—	—

(1)	Represents cash-settled SARs granted in 2016, 2018, and 2021 that vest in 20% increments on each anniversary of the grant date for the first five (5) years of the ten (10) year term.
(2)	Represents options granted in 2016, 2018, 2020, 2021, and 2022 that vest in 20% increments on each anniversary of the grant date for the first five (5) years of the ten (10) year term.
(3)	The vesting of these options was fully accelerated on December 31, 2022 upon the retirement of Mr. Whitaker, in accordance with the terms of the options' award agreements.

Option Exercises and Stock Vested for Fiscal 2022

The following table provides information related to options and cash-settled SARs exercised for each of the Named Executive Officers during the 2022 fiscal year. The Company has not issued restricted stock or warrants to its

Named Executive Officers.  The Company granted cash-settled SARs to certain of its Named Executive Offices in 2016, 2018, and 2021 and twenty percent (20%) of those awards vested in 2017, 2018, 2019, 2020, and 2021 for the 2016 grant and in 2019, 2020, 2021, and 2022 for the 2018 grant and in 2022 for the 2021 grant.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
John C. McDearman III	1,500	37,900	—	—
Lisa Pominski	200	1,150	—	—
John Foster	1,466	23,264	—	—
Gary Whitaker	133	4,357	—	—
Clark Oakley	2,166	51,035	—	—

______________________

(1)	Represents the difference between the exercise price for the options, or cash-settled SARS, exercised and the price at which the Company's Common Stock last traded and of which the Company had knowledge prior to the exercise of the option or cash-settled SAR.

Pension Benefits for Fiscal 2022

The following table reflects information related to the Company’s Executive Salary Continuation Agreements and SERP Agreements with each of the Named Executive Officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
John C. McDearman	Executive Salary Continuation Agreement, as amended	23	24,936	—
	SERP Agreements	23	171,168	—
Lisa Pominski(2)	Executive Salary Continuation Agreement, as amended	35	25,261	—
	SERP Agreements	35	250,959	—
John Foster	SERP Agreements	25	68,789	—
Gary Whitaker(2)	Executive Salary Continuation Agreement, as amended	25	148,887	—
	SERP Agreements	25	700,342	—
Clark Oakley	SERP Agreements	27	92,766	—

______________________

(1)	Amount represents the accrued liability balance at December 31, 2022. For more information see “Note 18 - Salary Deferral Plans” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The Executive Salary Continuation Agreements were frozen as of October 1, 2012.
(2)	Ms. Pominski is currently eligible for early retirement under their Executive Salary Continuation Agreement, as amended, and their SERP Agreements. Mr. Whitaker retired from the Company and the Bank effective December 31, 2022. For a detailed description of the normal retirement benefits under the Executive Salary Continuation Agreements and the SERP Agreements, as each has been amended, see "Compensation Discussion and Analysis - Post Termination Benefits" above.

For a more detailed discussion of these Executive Salary Continuation Agreements, as amended, and the SERP Agreements, see “Compensation Discussion and Analysis - Post-Termination Benefits” above.

Pay Versus Performance

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.  For further information concerning the Company's variable pay-for-performance philosophy and how the Company's aligns executive compensation with the Company's performance, refer to "Executive Compensation - Compensation Discussion and Analysis."

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income (millions) (7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
2022	$1,347,202	$1,385,488	$843,277	$881,057	$170	$109	$53.042
2021	$1,336,169	$1,366,357	$721,938	$719,386	$154	$139	$49.426
2020	$1,055,310	$1,077,414	$573,521	$586,280	$140	$100	$38.492

(1)

The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. McDearman (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table.

(2)

The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. McDearman, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid Mr. McDearman during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. McDearman’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Reported Change in the Actuarial Present Value of Pension Benefits(c)	Pension Benefit Adjustments (d)	Compensation Actually Paid to PEO
2022	$1,347,202	-	$47,254	($42,955)	$33,987	$1,385,488
2021	$1,336,169	($116,635)	$154,964	($40,395)	$32,254	$1,366,357
2020	$1,055,310	-	$25,256	($16,230)	$13,078	$1,077,414

(a) The grant date fair value of equity awards represents the total of the amounts reported in the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table for the applicable year.

(b) The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year change in Fair Value of Equity Awards Granted in Prior Years that Vested in that Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	-	$32,146	-	$15,108	-	-	$47,254
2021	$124,530	$18,125	-	$12,309	-	-	$154,964
2020	-	$14,005	-	$11,251	-	-	$25,256

(c) The amounts included in this column are the amounts reported in "Change in Pension and Nonqualified Deferred Compensation" column of the Summary Compensation Table for each applicable year.

(d) The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered by Mr. McDearman during the applicable year (the "service cost"); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the "prior service cost"), in each case, calculated in accordance with U.S. GAAP.  The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Service Cost	Prior Service Cost	Total Pension Benefit Adjustments
2022	$33,987	-	$33,987
2021	$32,254	-	$32,254
2020	$13,078	-	$13,078

3 The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. McDearman, who has served as our CEO since 2020) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. McDearman) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, John Foster, Gary Whitaker, Lisa Pominski and Clark Oakley; (ii) for 2021, John Foster, Gary Whitaker, Lisa Pominski and Clark Oakley; and (iii) for 2020, John Foster, Gary Whitaker, Lisa Pominski and Clark Oakley.

4 The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. McDearman), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. McDearman) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. McDearman) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Pension Benefit Adjustments	Average Compensation Actually Paid to Non-PEO NEOs
2022	$843,277	($50,551)	$97,874	($68,643)	$59,101	$881,057
2021	$721,938	($47,937)	$59,785	($44,920)	$30,519	$719,386
2020	$573,521	($16,447)	$37,430	($30,103)	$21,878	$586,280

(a) The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in that Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2022	$26,156	$24,592	$40,458	$6,667	-	-	$97,874
2021	$40,506	$10,228	-	$9,052	-	-	$59,785
2020	$27,186	$4,613	-	$5,630	-	-	$37,430

(b) The amounts deducted or added in calculating the total pension benefit adjustments are as follows:

Year	Average Service Cost	Average Prior Service Cost	Total Average Pension Benefit Adjustments
2022	$59,101	-	$59,101
2021	$30,519	-	$30,519
2020	$21,878	-	$21,878

5 Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

6 Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: KBW NASDAQ Bank Index.

7 The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

Net income is the performance metric utilized for purposes of the Company’s annual cash incentive plan and is the only performance metric utilized for our NEOs’ compensation. Accordingly, we are presenting it as our company-selected measure required under Item 402(v) of Regulation S-K.

Financial Performance Measures

As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s performance – based executive compensation program is based exclusively on the Company’s net income with the objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders.

Compensation Actually Paid and Cumulative TSR

As demonstrated by the following graph, the amount of compensation actually paid to Mr. McDearman and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. McDearman) is aligned with the Company’s cumulative TSR over the three years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a portion of the compensation actually paid to Mr. McDearman and to the other NEOs is comprised of stock options and/or cash-settled stock appreciation rights in one or more of the periods reflected.

Compensation Actually Paid and Net Income

As demonstrated by the following table, the amount of compensation actually paid to Mr. McDearman and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. McDearman) is generally aligned with the Company’s net income over the three years presented in the table. The alignment of compensation actually paid with the Company’s net income over the period presented is because a significant portion of the compensation actually paid to Mr. McDearman and to the other NEOs is based upon net income, which is the sole performance metric utilized for the Company’s annual cash incentive plan as described in more detail in the section “Executive Compensation- Compensation Discussion and Analysis.”

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

As demonstrated by the following graph, the Company’s cumulative TSR over the three year period presented in the table was 33%, while the cumulative TSR of the peer group presented for this purpose, the KBW NASDAQ Bank Index, was (2%) over the three years presented in the table. The Company’s cumulative TSR outperformed the KBW NASDAQ Bank Index over the three years presented in the table, representing the Company’s superior financial performance as compared to the companies comprising the KBW NASDAQ Bank Index peer group. For more information regarding the Company’s performance and the peer group that the Compensation Committee considers when determining compensation, refer to “Executive Compensation – Compensation Discussion and Analysis.”

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2022:

- The annual total compensation of our employee whose compensation placed the employee at the median of all employees of our company (other than our CEO) in 2022, was $51,375; and the annual total compensation of Mr. McDearman, our President and Chief Executive Officer in 2022, was $1,347,202.

- Based on this information, for 2022, the ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our median employee is 26 to 1.

We completed the following steps to identify the annual total compensation of our employee whose compensation placed the employee at the median of all employees and our CEO:

- As of December 31 2022, our employee population consisted of approximately 572 employees, including all full-time, part-time, temporary, and seasonal employees employed on that date.

- To find the median of the annual total compensation of our employees (other than our CEO), we used original gross earnings, which includes all wages paid - inclusive of salary, overtime, straight time, incentives, bonus and commissions - in each case paid before any deductions are made for pre-tax reductions or after-tax deductions for fiscal 2022. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2022, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

- We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

- After identifying the median employee, we added together all of the elements of that employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $51,375. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table appearing on page 24 of this Proxy Statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

DIRECTOR COMPENSATION

The Company’s directors are classified in three (3) classes, with directors in each class serving for three (3) year terms and until his or her successor has been duly elected and qualified. The Board of Directors of the Company also serves as the Board of Directors of the Bank. In 2022, each director received $2,900 per month for his or her services as a director of the Company. In addition, each director received $1,050 per month for his or her services as a director of the Bank and $1,050 for each committee meeting of the Bank he or she attended, not to exceed $2,100 per month, as a member of the various committees on which he or she serves. In addition, fees of $3,654 and $2,646 were paid to each of the directors of the Company and the Bank, respectively, for attendance at the Company and the Bank planning retreats held during 2022. Mr. Comer received $300 per meeting for two (2) meetings for serving on the Advisory Board of the Smith County branches of the Bank. Mr. Bell received $400 per meeting for three (3) meetings for serving on the Advisory Board of the DeKalb County branches of the Bank. Mr. Jordan received $400 per meeting for two (2) meetings for serving on the Advisory Board of the Rutherford County branches of the bank. In addition, beginning in 2019, the Company began paying the entire health insurance premium for certain family members of each non-employee director. Previously, these amounts were paid by the directors. The monthly amount of such premiums are set out in footnote 4 to the below table. Beginning in April 2023, the Company anticipates changing its compensation program for its non-employee directors to pay such directors a monthly retainer equal to $6,000 in lieu of the current structure of a combination of a partial retainer and per meeting fees. The non-employee directors will continue to receive the incremental fees paid for attending board retreats.

On April 14, 2014, the Bank entered into a Director Survivor Income Agreement with each of Messrs. Jack Bell, Randall Clemons, James Comer, Elmer Richerson and James Patton, on April 6, 2015, the Bank entered into a Director Survivor Income Agreement with Mr. Jordan, and on June 1, 2020, the Bank entered into a Director Survivor Income Agreement with each of Messrs. Clint Swain and Mike Maynard (the “Director Survivor Income Agreement”).  The Director Survivor Income Agreements were entered into to encourage Messrs. Bell, Clemons, Comer, Jordan, Patton, Richerson, Swain and Maynard to remain in service to the Bank by the Bank’s commitment to provide certain survivor income benefits to those directors’ designated beneficiaries if he dies prior to the termination of his or her service on the Bank’s Board of Directors.

In the event that Messrs. Bell, Clemons, Comer, Jordan, Swain, Maynard, Richerson or Patton is removed from the Board of Directors or is permanently prohibited from participating in the Bank’s activities by an order of the Bank’s regulators, or his service on the Board of Directors is terminated for “cause”, in each case prior to such person’s death, all obligations of the Bank under the relevant Director Survivor Income Agreement shall terminate. Cause under these agreements means the Bank has terminated the Director’s service for any of the following reasons: (i) gross negligence or gross neglect of duties; (ii) commission of a felony or of a gross misdemeanor involving moral turpitude; or (iii) fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the director’s service on the Board of Directors and resulting in an adverse effect on the Bank.

The amounts payable to Messrs. Bell’s, Clemons’, Comer’s, Jordan’s, Maynard’s, Richerson’s, Swain’s, or Patton’s survivors under the Director Survivor Income Agreements are largely fixed, though in some instances are reduced based on the age of the director at the time his or her service on the Board of Directors is terminated. As of December 31, 2022, the amount payable under the agreements with each of the directors was $400,000. The Bank will pay the benefits due under the Director Survivor Income Agreements from its general assets, but only so long as one of the Bank’s general assets is an enforceable life insurance policy on the director’s life that was issued by Massachusetts Mutual Life Insurance Company and Midland National Life Insurance Company.

In addition, Messrs. Clemons and Richerson each entered into an Executive Salary Continuation Agreement and SERP Agreements while serving as executive officers of the Company and the Bank. As noted below, each of Mr. Clemons and Mr. Richerson retired from the Company and the Bank after reaching the normal retirement age of 65. Accordingly, subject to any applicable non-competition covenants included therein, each is entitled to receive normal retirement benefits under the Executive Salary Continuation Agreement, as amended, and SERP Agreements to which he is a party.

The following table sets forth certain information with respect to the fees and other compensation paid or earned by the non-employee members of the Boards of Directors of the Company and the Bank for services in 2022:

Name(1)	Fees Earned or Paid in Cash(2) ($) (b)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

Jack W. Bell(2)	67,500	—	—	—	—	24,355	91,855
James F. Comer(2)	66,900	—	—	—	—	10,958	77,858
William P. Jordan(2)	67,100	—	—	—	—	16,600	83,700
Michael G. Maynard	66,300	—	—	—	—	17,968	84,268
James Anthony Patton	66,300	—	—	—	—	17,520	83,820
H. Elmer Richerson	66,300	—	—	—	— (5)	139,920(6)	206,220
Clinton M. Swain	66,300	—	—	—	—	21,239	87,539
Randall Clemons	66,300	—	—	—	— (7)	183,780(8)	250,080
Deborah Varallo	66,300	—	134,527	—	—	—	200,827

______________________

(1)	John McDearman, the Company’s and the Bank’s Chief Executive Officer and John Foster, the current Executive Vice President of the Company and President of the Bank, are not included in this table as they are also Named Executive Officers of the Company that were not separately compensated for their service on the Boards of Directors of the Company (in the case of Mr. McDearman only) and the Bank in 2022.

(2)	Includes fees for services as a director of both the Company and the Bank and includes fees for board meetings, committee meetings, planning retreats, and in the case of Mr. Comer, $600 for service on the advisory board of the Smith County branches of the Bank and in the case of Mr. Bell, $1,200 for service on the advisory board of the DeKalb County branches of the Bank and in the case of Mr. Jordan, $800 for service on the advisory board of the Rutherford County branches of the Bank.

(3)	On June2, 2022, Ms. Varallo received and award of 6,000 options as additional compensation. These options vest at 100% after the first 22 months of the ten (10) year term. The amounts in this column reflect the aggregate grant date fair value of the stock options using a grant date fair value of $37.54 per stock option as of the date of grand in accordance with FASB ASC Topic 718, Compensation, based on an expected term of seven years for stock option awards. For a description of the assumptions used by the Company in valuing these awards, please see "Note 19 - Equity Incentive Plan" to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 21, 2022. As of December 31, 2022, Mr. Bell held 15,138 stock options. As of December 31, 2022, Mr. Maynard held 10,000 Stock options. As of December 31, 2022, Mr. Jordan held 8,000 stock options. As of December 31, 2022, Mr. Patton and Mr. Swain held 20,000 and 6,000 stock options, respectively. As of December 31, 2022, Mr. Clemons held 2,500 stock option and 15,000 cash-settled stock appreciation rights. At December 31, 2022, Mr. Comer held 5,000 stock options and 5,000 cash-settled stock appreciation rights. At December 31, 2022, Mr. Richerson held 17,500 cash-settled stock appreciation rights. At December 31, 2022, Ms. Varallo held 6,000 stock options.

(4)	Reflects (i) the value of premiums paid in connection with the Director Survivor Income Agreements of $3,632 for Mr. Bell, $4,164 for Mr. Comer, $2,2,64 for Mr. Jordan, $3,632 for Mr. Maynard, $3,184 for Mr. Patton, $8,248 for Mr. Richerson, $516 for Mr. Swain and $8,248 for Mr. Clemons and (ii) health insurance premiums paid of $20,723 for Mr. Bell and certain of his family members, $6,794 for Mr. Comer, $14,336 for Mr. Jordan and certain of his family members, $14,336 for Mr. Maynard and his spouse, $20,723 for Mr. Swain and certain of his family members, $14,336 for Mr. Clemons and his spouse, $14,336 for Mr. Richerson and his spouse and $14,336 for Mr. Patton and his spouse.

(5)	Mr. Richerson retired from the Company and the Bank on December 31, 2017 after reaching the normal retirement age of 65. Accordingly, he is entitled to receive his normal retirement benefits under the Executive Salary Continuation Agreement, as amended and SERPA Agreements. Pursuant to those agreements, Mr. Richerson began receiving payments of $9,137 per month beginning in January 2018 and will receive those payments until his death. The actuarial present value under Mr. Richerson's Executive Salary Continuation Agreement, as amended, and SERPA Agreements increased by $72,444 in the aggregate in 2022; however, this increase was offset by the monthly distributions made thereunder to Mr. Richerson in 2022, for a net decrease of $44,892 in the aggregate actuarial present value under such agreements.

(6)	Mr. Richerson was paid $117,336 from his Executive Salary Continuation Agreement, as amended, and SERP Agreements in 2022.

(7)	Mr. Clemons retired from the Company and the Bank on December 31, 2019 after reaching the normal retirement age of 65. Accordingly, he is entitled to receive his normal retirement benefits under the Executive Salary Continuation Agreement, as amended, and SERP Agreements. Pursuant to those agreements, Mr. Clemons began receiving payments of $13,433 per month beginning in January 2020 and will receive those payments until his death. The actuarial present value under Mr. Clemons’ Executive Salary Continuation Agreement, as amended, and SERP Agreements increased by $104,321 in the aggregate in 2022; however, this increase was offset by the monthly distributions made thereunder to Mr. Clemons in 2022, for a net decrease of $56,875 in the aggregate actuarial present value under such agreements.

(8)	Mr. Clemons was paid $161,196 from his Executive Salary Continuation Agreement, as amended, and SERP Agreements in 2022.

Personnel Committee Interlocks and Insider Participation

During fiscal 2022, the Personnel Committee of the Board of Directors of the Bank was composed of Messrs. Patton, Jordan and Maynard, with Mr. Patton serving as the committee’s Chairman. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. There are no relationships among the Company’s executive officers, members of the Personnel Committee or entities whose executives serve on the Board of Directors or the Personnel Committee that require disclosure under applicable regulations of the SEC.

No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a director of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.

For a discussion of those officers and employees who participated in deliberations of the Board of Directors of either the Company or the Bank concerning executive officer compensation, see “Compensation Discussion & Analysis” above.

Certain Relationships and Related Transactions

Some directors and principal officers of the Company are at present, as in the past, customers of the Bank and have had and expect to have loan or deposit transactions with the Bank in the ordinary course of business. In addition, some of the directors and officers of the Bank are at present, as in the past, affiliated with businesses which are customers of the Bank and which have had and expect to have loan transactions with the Bank in the ordinary course of business.  These loans or deposits were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing in the market at the time for comparable transactions with other parties. In the opinion of the Board of Directors, these loans do not involve more than a normal risk of collectability or present other unfavorable features.

During 2022, Jack Bell Builders was paid an aggregate of $379,000 by the Bank for repairs and maintenance of several of the Bank’s branch offices and the buildout of the addition to a branch location.  This company is owned 100% by Jack Bell, a director of the Company and the Bank.  The Building Committee makes recommendations to the Boards of Directors of the Company and the Bank on certain building projects for which Jack Bell Builders is given consideration. In such instances, the Board of Directors does not permit Mr. Jack Bell to participate in its discussions or cast a vote with respect to such building projects.

Related party transactions between the Company or the Bank and the directors or executive officers are approved in advance by the Company’s or the Bank’s Board of Directors, as appropriate.

SHAREHOLDERS’ PROPOSALS AND OTHER MATTERS

Shareholders intending to submit proposals for presentation at the next Annual Meeting and inclusion in the Proxy Statement and form of proxy for such meeting should forward such proposals to John C. McDearman III, Wilson Bank Holding Company, and 623 West Main Street, Lebanon, Tennessee 37087. Proposals must be in writing and must be received by the Company prior to November 27, 2023 in order to be included in the Company’s Proxy Statement and form of proxy relating to the 2024 Annual Meeting of Shareholders. Proposals should be sent to the Company by certified mail, return receipt requested, on or before November 27, 2023 and must otherwise comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.

For any other shareholder proposals to be timely (but not considered for inclusion in the Company’s Proxy Statement), a shareholder must forward such proposal to Mr. McDearman at the Company’s main office (listed above) prior to February 11, 2024. In addition, the deadline for providing notice to the Company under Rule 14a-19 of Regulation 14A, the SEC’s new universal proxy rule, of a shareholder’s intent to solicit proxies on the Company’s proxy card in support of director nominees is March 6, 2024.

GENERAL

In addition to solicitation by mail, certain directors, officers and other employees of the Company and the Bank may solicit proxies by telephone, telegram or personal interview for which they will receive no compensation other than their regular salaries.  The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons and may reimburse them for their reasonable out-of-pocket expenses in connection therewith.

The Company’s 2022 Annual Report is mailed herewith.  A shareholder may obtain a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2022 without charge by writing to Lisa Pominski, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

By order of the Board of Directors,

Lisa T. Pominski
Secretary

Lebanon, Tennessee

March 24, 2023

Form of Proxy Card

WILSON BANK HOLDING COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on April 25, 2023.

 The undersigned shareholder(s) hereby appoints John C. McDearman III and Lisa Pominski, and either of them, with full power of substitution, as proxies, and hereby authorizes them to vote, as designated, all shares of common stock of Wilson Bank Holding Company (the “Company), held by the undersigned as of the close of business on February 22, 2023 at the Annual Meeting of Shareholders to be held on Tuesday, April 25, 2023, at 6:00 p.m. (CDT) at the Company’s Clemons-Richerson Operations Center, 105 North Castle Heights Avenue, Lebanon, TN 37087, and any adjournment(s) or postponement(s) thereof.

1.	ELECTION OF DIRECTORS
______	FOR all nominees listed below (except as marked to the contrary below)
Class I directors:
J. Randall Clemons
William P. Jordan
James Anthony Patton

______	Withhold authority to vote for all nominees;
______	Withhold authority to vote for the following nominee(s), write that nominee’s name on the line below:

2.	RATIFICATION OF MAGGART & ASSOCIATES, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

  For    [            ]    Against     [            ]    Abstain    [            ]

3.             NON-BINDING, ADVISORY VOTE ON THE COMPANY'S NAMED EXECUTIVE OFFICER COMPENSATION PROGRAMS & PRACTICES AS DISCLOSED IN THE PROXY STATEMENT FOR THE ANNUAL MEETING

For    [            ]    Against     [            ]    Abstain    [            ]

4.            NON-BINDING, ADVISORY VOTE ON THE FREQUENCY (ANNUALLY, EVERY TWO YEARS OR EVERY THREE YEARS) THAT SHAREHOLDERS OF THE COMPANY WILL HAVE A NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Annually    [            ]    Every Two Years     [            ]    Every Three Years    [            ]  Abstain    [            ]

BE SURE TO SIGN AND DATE ON REVERSE SIDE.

In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND FOR THE OPTION OF “EVERY THREE YEARS” ON PROPOSAL 4.

Signature	Date
Signature (if held jointly)	Date

Please sign exactly as your name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership, please sign in partnership name by an authorized person.

BE SURE TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ADDRESSED POSTAGE PAID ENVELOPE PROVIDED

PLEASE SEE BELOW FOR ONLINE VOTING INSTRUCTIONS:

INSTRUCTIONS FOR VOTING YOUR PROXY ONLINE

1.	To vote your proxy online, please visit: https://stocks.wilsonbank.com/pxlogin and enter your Control Number that was located on the proxy voting sheet included in this annual report package. It should consist of 12 digits and can be entered as shown on your form.
2.	Once logged in, your status on the right should show as 'Not Voted' if you have currently not cast a vote.
3.	Within the Voting Screen, select 'Continue' in order to review the proposals and cast your vote
4.	Within the proposals, the highlighted Vote is the Board's recommendation for your vote. If you do not select a voting option for any questions, the portal will automatically vote in accordance with the Board's recommendation.
5.	Once you have selected your voting pattern, please click "Nest Page" at the bottom
6.	At this point, the vote has not been cast and you can review the options that are presented. To cast your final vote, click the 'Cast Vote' button.